Exhibit 10.10

September 8, 2017

Mr. Andrew T. Serafin

5148 W. Winnemac Avenue

Chicago, Illinois 60630

Dear Andrew:

On behalf of Harmony Biosciences, LLC (“Harmony Biosciences” or the “Company”), I am pleased to extend an offer of employment with the Company as Senior Vice President, Business Development Strategy. Except for business travel on behalf of the Company, you will work out of the Company’s offices in the Chicagoland area and other Company venues. This position will report to the Company’s Chief Executive Officer or his designee.

Your start date will be mutually determined but we anticipate it to be on or around September 16, 2017. We are excited about the possibility of you joining our team at Harmony Biosciences and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

1.

Bi-monthly base pay of $12,500 which, when annualized, is equivalent to a base salary of $300,000 per year. We hope to have payroll in place for a September 30th payroll. If not, we will have payroll in place as soon as possible thereafter. Your first payroll date will occur when we have payroll in place.

2.

Participation (pro-rated for the calendar year in which your actual start date occurs) in the Harmony Biosciences, LLC Performance Bonus Plan at up to 40% of your base salary based on Company and individual achievement. Your bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.

3.

Equity in the Company’s parent company, Harmony Biosciences II, Inc. (“Parent”) - stock options for 1,000,000 shares of Parent common stock (based upon an assumption of a $270 million third party equity financing) at an exercise price equal to the greater of $1.00 and the fair market value per share of common stock as of your grant date (which will be the later of (a) your start date or (b) the day after the closing of the Company’s upcoming third party equity financing), to be determined by the Parent’s Board of Directors or its Compensation Committee, if applicable.

Harmony Biosciences, LLC 1033 Skokie Boulevard, Suite 600 · Northbrook, IL 60062

4.	As a full-time Company employee, you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.

5.

In addition, in consideration, in part, for your excellent work in connection with the Wakix deal over the last several months and your expected, continued excellent work with respect to a successful implementation of the Company’s operations and activities over the next several months, you will be eligible to receive a special one-time bonus payable at the end of 2017 or the beginning of 2018 (provided that you remain an active employee in good standing with the Company on the date of payment) in an amount of up to $150,000 (subject to applicable tax and other withholding), as determined by the Company’s Chief Executive Officer.

This offer is contingent upon successful completion of Harmony’s pre-employment process.

You will devote all of your time and attention to the Company (including, but not limited to, its business, operations and success) and shall not compete with the Company in any way during your employment.

As a full-time employee of the Company, except as expressly provided for above, you are eligible to participate in the provided Harmony Biosciences, LLC Employee Benefit Plans.

This offer of employment, if not previously accepted by you, will expire ten days after the date first set forth above. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Harmony Biosciences has the same right with respect to termination of your employment. You will be an employee at will, and your employment is for no definite term, regardless of any other oral or written statement by any Harmony Biosciences officer or representative, apart from an express written employment contract signed by the CEO, President or Chief Legal Officer of the Company. Notwithstanding anything in this offer of employment to the contrary, if your actual start date does not occur on or prior to October 2, 2017 this offer of employment will be null and void in its entirety (even if previously accepted by you).

If you understand and accept these terms, please sign and return one copy of this offer letter to me. We would love to have you join Harmony Biosciences and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at 847-715-0611.

Sincerely,

Anna Fenkanyn

Human Resources

Harmony Biosciences, LLC 1033 Skokie Boulevard, Suite 600 · Northbrook, IL 60062

Agreed to and Accepted by:

09-18-17
Andrew T. Serafin	Date

Harmony Biosciences, LLC 1033 Skokie Boulevard, Suite 600 · Northbrook, IL 60062